Gran Tierra Energy Inc. Announces Third Quarter 2014 Results

Preparing for First Production in Peru While Eslabón-1
Exploration Drilling Initiated in Colombia; Moqueta Exploitation License Granted

CALGARY, Alberta, November 5, 2014, Gran Tierra Energy Inc. ("Gran Tierra Energy") (NYSE MKT: GTE, TSX: GTE), a company focused on oil and gas exploration and production in South America, today announced its financial and operating results for the quarter ended September 30, 2014. All dollar amounts are in United States ("U.S.") dollars unless otherwise indicated.

Financial and operating highlights:

•
Oil and natural gas production from continuing operations for the third quarter of 2014 averaged 25,340 barrels of oil equivalent per day ("BOEPD") gross working interest ("WI"), or 19,297 BOEPD net after royalties ("NAR") before adjustment for inventory changes and losses, or 20,641 BOEPD NAR adjusted for inventory changes and losses, compared with 26,597 BOEPD gross WI and 19,676 BOEPD NAR before adjustment for inventory changes and losses and 19,269 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2013. Approximately 99% of this production is oil, with the balance consisting of natural gas.

•	Revenue and other income for the quarter was $162.3 million, a 9% increase from $148.5 million in the second quarter of 2014, and a 5% decrease from $171.3 million in the comparable period in 2013.

•
Net income for the quarter of $44.2 million, or $0.15 per share basic and diluted, was $35.1 million higher than net income of $9.1 million, or $0.03 per share basic and diluted, in the second quarter of 2014 and increased from net income of $33.1 million, or $0.12 per share basic and diluted, in the comparable period in 2013.

•
Funds flow from continuing operations for the quarter was $89.2 million, an increase of 5% from $85.1 million in the second quarter of 2014, and increased 6% from $84.1 million in the comparable period in 2013.

•	Cash and cash equivalents were $360.4 million at September 30, 2014, compared with $428.8 million at December 31, 2013.

•
In Colombia, Gran Tierra Energy received its Exploitation License for the Moqueta field. The Moqueta-15 development well was drilled and is now on production. The Moqueta-16 development well was also drilled, initially to test an exploration target, and is now being side-tracked to a development well location.

•
The Moqueta-17 development well is expected to begin drilling in November. Moqueta field gross production has grown to approximately 6,000 gross barrels of oil per day ("bopd") from approximately 4,500 gross bopd at the beginning of 2014. The Costayaco-19i and Costayaco-21 wells were both drilled in the third quarter. The Costayaco-21 well was put on production while the Costayaco-19i well will be used initially as an oil producer and will be converted to a water injection well to help maintain reservoir pressure.

•
The Eslabón Sur Deep-1 exploration well was spud on October 19, 2014 and is drilling ahead, with further drilling in the Eslabón area to be determined after the Eslabón Sur Deep-1 exploration well results are evaluated. This prospect is located 10 kilometers west of the Moqueta field and the well is targeting the same Cretaceous reservoirs encountered in the Costayaco and Moqueta discoveries.

•	Gran Tierra Energy was the successful bidder for the Putumayo-31 Block in the Putumayo Basin in Colombia's National Hydrocarbon Agency ("ANH") 2014 Bid Round.

•	In Peru, mobilization of the drilling rig for the Bretaña Sur appraisal well has begun, with drilling expected to be executed through December 2014.

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Equipment for the first Long-Term Test ("LTT") production from the Bretaña discovery well is being delivered to location, with commissioning expected in November and first production in December. Production is expected to reach a rate of approximately 2,500 bopd gross during the testing period while we evaluate the reservoir to optimize field development.

•
In Brazil, Gran Tierra Energy's appraisal plan for two resource plays, light oil in tight sands and light oil in shale, for Blocks REC-T-129, REC-T-142 and REC-T-155 , was approved by the Agência Nacional de Petróleo, Gás Natural e Biocombustíveis ("ANP") in Brazil.

"In the third quarter, Gran Tierra Energy continued to show strong performance with consistent production and continued project execution," commented Dana Coffield, President and Chief Executive Officer of Gran Tierra Energy. “Operationally, our development program in the Moqueta field was very active with several wells being drilled and growth in associated production. With the Exploitation License approved, we can now complete development work on the known reserves to attain plateau production next year. In Peru, the Bretaña field development planning is progressing on schedule, and we expect both an appraisal well to be drilled and the Long-Term Test production to begin in December. And finally, in Brazil, we have received approval from the Agência Nacional de Petróleo, Gás Natural e Biocombustíveis for our appraisal plan for two resource plays in Blocks 129, 142, and 155," concluded Coffield.

Production review

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	2,225,195	106,081	2,331,276	2,358,753	88,161	2,446,914
Royalties	(541,809)	(14,158)	(555,967)	(624,835)	(11,920)	(636,755)
Inventory adjustment (2)	123,225	438	123,663	(30,329)	(7,105)	(37,434)
Production, NAR	1,806,611	92,361	1,898,972	1,703,589	69,136	1,772,725

Production per day, NAR (BOEPD)	19,637	1,004	20,641	18,517	752	19,269

	Nine Months Ended September 30, 2014			Nine Months Ended September 30, 2013
(Barrels of Oil Equivalent) (1)	Colombia	Brazil	Total	Colombia	Brazil	Total
Gross production	6,703,301	289,771	6,993,072	6,818,216	255,866	7,074,082
Royalties	(1,658,864)	(39,389)	(1,698,253)	(1,791,806)	(32,397)	(1,824,203)
Inventory adjustment (2)	(110,902)	(2,481)	(113,383)	90,805	(23,540)	67,265
Production, NAR	4,933,535	247,901	5,181,436	5,117,215	199,929	5,317,144

Production per day, NAR (BOEPD)	18,072	908	18,980	18,744	732	19,476

(1) Excludes amounts relating to discontinued operations. Oil and gas production, NAR and adjusted for inventory changes and losses, associated with discontinued operations in Argentina was nil BOEPD and 1,819 BOEPD for the three and nine months ended September 30, 2014, and 2,710 BOEPD and 3,029 BOEPD for the corresponding periods in 2013. Argentina production for the nine months ended September 30, 2014, was calculated to the date of sale of June 25, 2014.

(2) Adjusted for losses.

Financial review

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Revenue and Other Income ($000s) (1)	$162,289	$171,344	(5)	$462,670	$508,505	(9)

Income from Continuing Operations ($000s) (1)	$44,184	$40,213	10	$125,440	$149,797	(16)
Loss from Discontinued Operations, Net of Income Taxes ($000s)	—	(7,156)	—	(26,990)	(11,044)	144
Net Income ($000s)	$44,184	$33,057	34	$98,450	$138,753	(29)

Income (Loss) Per Share - Basic
Income from Continuing Operations (1)	$0.15	$0.15	—	$0.44	$0.53	(17)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.03)	—	(0.09)	(0.04)	125
Net Income	$0.15	$0.12	25	$0.35	$0.49	(29)
Income (Loss) Per Share - Diluted
Income from Continuing Operations (1)	$0.15	$0.15	—	$0.44	$0.53	(17)
Loss from Discontinued Operations, Net of Income Taxes	—	(0.03)	—	(0.09)	$(0.04)	125
Net Income	$0.15	$0.12	25	$0.35	$0.49	(29)

(1) Excludes amounts relating to discontinued operations.

Net income reconciled to funds flow from continuing operations (2) is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds Flow From Continuing Operations - Non-GAAP Measure ($000s)	2014	2013	2014	2013
Net income	$44,184	$33,057	$98,450	$138,753
Adjustments to reconcile net income to funds flow from continuing operations
Loss from discontinued operations, net of income taxes	—	7,156	26,990	11,044
Depletion, depreciation, accretion and impairment expenses	53,936	51,269	140,137	157,323
Deferred tax expense (recovery)	2,272	(7,779)	1,431	(23,494)
Non-cash stock-based compensation	1,717	1,395	4,341	5,505
Unrealized foreign exchange (gain) loss	(13,818)	1,516	(9,251)	(16,850)
Unrealized financial instruments loss	2,790	—	2,439	—
Cash settlement of asset retirement obligation	(211)	(927)	(211)	(927)
Equity tax	(1,641)	(1,627)	(3,283)	(3,345)
Other loss	—	—	—	4,400
Funds flow from continuing operations	$89,229	$84,060	$261,043	$272,409

(2) Funds flow from continuing operations is a non-GAAP measure which does not have any standardized meaning prescribed under generally accepted accounting principles in the United States of America ("GAAP"). Management uses this financial measure to analyze operating performance and the income generated by Gran Tierra Energy’s principal business activities prior to the consideration of how non-cash items affect that income, and believes that this financial measure is also useful supplemental information for investors to analyze operating performance and Gran Tierra Energy’s financial results. Investors should be cautioned that this measure should not be construed as an alternative to net income or other measures of financial performance as determined in accordance with GAAP.

Gran Tierra Energy’s method of calculating this measure may differ from other companies and, accordingly, it may not be comparable to similar measures used by other companies. Funds flow from continuing operations, as presented, is net income adjusted for loss from discontinued operations, net of income taxes, depletion, depreciation, accretion and impairment ("DD&A") expenses, deferred tax expense or recovery, non-cash stock-based compensation, unrealized foreign exchange gain or loss, unrealized financial instrument gain or loss, cash settlement of asset retirement obligation, equity tax and other loss.

Third Quarter 2014 Financial Highlights

For the three months ended September 30, 2014, revenue and other income decreased by 5% to $162.3 million compared with $171.3 million in the corresponding period in 2013 primarily due to decreased realized prices, partially offset by increased production. Average realized oil prices decreased by 12% to $85.40 per barrel (“bbl”) for the three months ended September 30, 2014, from $96.69 per bbl in the comparable period in 2013 primarily as a result of lower benchmark prices, higher volumes sold to alternative customers to Ecopetrol S.A. ("Ecopetrol") due to an increase in the number of days of disruptions in the Ecopetrol operated Trans-Andean oil pipeline (the "OTA pipeline"), and a decrease in the Ecopetrol received price described below, as compared to the prior periods. These alternative sales have varying effects on the company's realized prices and transportation costs. In the third quarter of 2014, an oil inventory reduction primarily in Colombia accounted for increased production of 0.1 MMbbl or 1,344 bopd. The oil inventory reduction was due to the liquidation of inventories to a new customer with a protracted sales cycle and the reduced impact of pipeline disruptions.

Revenue and other income for the three months ended September 30, 2014, increased by 9% to $162.3 million from $148.5 million compared with the second quarter of 2014 due to increased production, partially offset by decreased realized prices. Average realized oil prices decreased by 9% to $85.40 per bbl for the three months ended September 30, 2014, compared with $93.72 per bbl in the second quarter of 2014, due to lower benchmark prices, higher volumes sold in the current period for which the price was adjusted for transportation costs and a decrease in the Ecopetrol received price due to an increase in the port operations fee effective July 1, 2014 as described below.

For the nine months ended September 30, 2014, revenue and other income decreased by 9% to $462.7 million compared with $508.5 million in the corresponding period in 2013. Average realized oil prices decreased by 6% to $89.41 per bbl for the nine months ended September 30, 2014, from $95.55 per bbl in the comparable period in 2013 due to the same factors noted above.

The average Brent oil prices for the three and nine months ended September 30, 2014, were $101.82 and $106.56 per bbl, respectively, compared with $110.27 and $108.45 per bbl, respectively, in the corresponding periods in 2013, and $109.70 per bbl for the second quarter of 2014. The average West Texas Intermediate oil prices for the three and nine months ended September 30, 2014, were $97.17 and $99.61 per bbl, respectively, compared with $105.80 and $98.14 per bbl, respectively, in the corresponding periods in 2013, and $102.99 per bbl for the second quarter of 2014.

During the third quarter of 2014, Gran Tierra Energy commenced sales to additional alternative customers during periods of pipeline disruptions. During the three and nine months ended September 30, 2014, 62% and 52% of Gran Tierra Energy's oil and gas volumes sold in Colombia were to alternative customers. The effect on the Colombian realized price for the three and nine months ended September 30, 2014, was a reduction of approximately $3.07 and $7.31 per barrel of oil equivalent ("BOE"), respectively, as compared with delivering all of Gran Tierra Energy's Colombian oil through the OTA pipeline. Sales to alternative customers during the corresponding periods in 2013 were 38% and 39% of Gran Tierra Energy's oil and gas volumes sold in Colombia and the effect on the Colombian realized price was a reduction of approximately $7.61 and $8.47 per BOE, respectively. Sales to two of the alternative customers were made at the beginning of the three month period ended September 30, 2014 at the highest oil prices of the quarter, decreasing the downward pressure on realized prices that results from selling to alternative customers. Beginning July 1, 2014, the port operations fee component of the OTA pipeline pricing structure increased by $2.94 per bbl resulting in a reduction of realized oil prices by this amount on sales delivered through the OTA pipeline. Production during the three and nine months ended September 30, 2014, reflected approximately 63 and 155 days of oil delivery restrictions in Colombia compared with 35 and 150 days, respectively, of oil delivery restrictions in the comparable periods in 2013.

Operating expenses increased by 35% to $33.9 million and remained consistent at $81.2 million for the three and nine months ended September 30, 2014, respectively, compared with the corresponding periods in 2013.

For the three months ended September 30, 2014, the increase in operating expenses was due to an increase in the operating cost per BOE combined with the impact of higher production. On a per BOE basis, operating expenses increased by 26% to $17.88 for the three months ended September 30, 2014, from $14.14 in the comparable period in 2013, primarily as a result of higher pipeline and trucking costs due to sales to alternative customers with delivery points which carried high transportation costs, and increased workover expenses.

For the nine months ended September 30, 2014, operating expenses were consistent with the corresponding period in 2013, as a result of increases in the operating cost per BOE, being offset by decreased production. On a per BOE basis, operating expenses increased by 3% to $15.66 for the nine months ended September 30, 2014, from $15.25 in the comparable period in 2013. The increase in operating costs per BOE in the nine months ended September 30, 2014, was due to sales to alternative customers with delivery points which carried high transportation costs.

Operating expenses increased by 34% or $8.6 million in the three months ended September 30, 2014, from $25.3 million in the three months ended June 30, 2014, due to higher transportation costs associated with inventory liquidated in the third quarter of 2014 in Colombia, and increased workover activity.

DD&A expenses for the three months ended September 30, 2014, increased to $53.9 million from $51.3 million in the comparable period in 2013, primarily due to higher production, partially offset by a lower depletion rate. On a per BOE basis, the depletion rate decreased by 2% to $28.40 from $28.92. On a per BOE basis, the decrease was due to an increase in reserves combined with a decrease in costs in the depletable base relating to lower future development costs.

DD&A expenses for the nine months ended September 30, 2014, decreased to $140.1 million ($27.05 per BOE) from $157.3 million ($29.59 per BOE) in the comparable period in 2013, due to a decreased depletion rate combined with lower production. DD&A expenses for the corresponding period in 2013 included a $2.0 million ceiling test impairment loss in Gran Tierra Energy's Brazil cost center. On a per BOE basis, in addition to the 2013 impairment charge, the decrease was due to an increase in reserves, partially offset by an increase in costs in the depletable base.

General and administrative ("G&A") expenses for the three months ended September 30, 2014, increased by 13% to $13.4 million ($7.03 per BOE) from $11.8 million ($6.64 per BOE) compared with the corresponding period in 2013. The increase was mainly due to increased activity related to expanded operations in Peru, increased employee related costs and higher consulting expenses.

G&A expenses for the nine months ended September 30, 2014, increased by 34% to $40.1 million ($7.75 per BOE) from $29.9 million ($5.62 per BOE), compared with the corresponding period in 2013. The increase was primarily associated with the increased activity for expanded operations in Peru, increased salary expenses and higher stock-based compensation expense associated with restricted stock units and stock options. These increases were partially offset by higher G&A allocations to capital projects within the business units.

Foreign exchange gains for the three and nine months ended September 30, 2014, were $12.4 million and $6.6 million, respectively. For the three months ended September 30, 2014, Gran Tierra Energy had an unrealized non-cash foreign exchange gain of $13.8 million, which was partially offset by realized foreign exchange losses of $1.4 million. For the nine months ended September 30, 2014, Gran Tierra Energy had an unrealized non-cash foreign exchange gain of $9.3 million, which was partially offset by realized foreign exchange losses of $2.7 million. The unrealized foreign exchange gains in the three and nine months ended September 30, 2014, were primarily a result of the impact of the weakening of the Colombian peso on a net monetary liability position in Colombia.

For the three months ended September 30, 2013, there was a foreign exchange loss of $0.4 million, comprising a $1.5 million unrealized non-cash foreign exchange loss and realized foreign exchange gains of $1.1 million. For the nine months ended September 30, 2013, there was a foreign exchange gain of $18.5 million, comprising a $16.9 million unrealized non-cash foreign exchange gain and realized foreign exchange gains of $1.6 million.

Financial instruments loss was $2.8 million in the three months ended September 30, 2014, and consisted solely of unrealized financial instruments losses. In the nine months ended September 30, 2014, there was a financial instrument gain of $2.2 million, comprising a realized financial instrument gain of $4.6 million and unrealized financial instruments losses of $2.4 million. Financial instrument gains and losses related to unrealized losses on the Madalena Energy Inc. shares Gran Tierra Energy received in connection with the sale of its Argentina business unit and gains and losses on Gran Tierra Energy's Colombia peso non-deliverable forward contracts.

Income tax expense was $26.5 million and $84.6 million for the three and nine months ended September 30, 2014, compared with $42.6 million and $104.6 million in the comparable periods in 2013. The decrease for the nine months ended September 30, 2014, was primarily due to lower taxable income in Colombia and lower taxes in Brazil. In the corresponding quarter in 2013 in Brazil, a net payment of $54.0 million from a third party in connection with the termination of a farm-in agreement resulted in a current tax liability of approximately $10.4 million.

Income from continuing operations was $44.2 million or $0.15 per share basic and diluted for three months ended September 30, 2014, compared with $40.2 million or $0.15 per share basic and diluted in the corresponding period in 2013. For the three months ended September 30, 2014, decreased oil and natural gas sales as a result of lower realized oil prices, and higher operating, DD&A and G&A expenses and financial instruments losses, were more than offset by foreign exchange gains and lower income tax expenses.

Income from continuing operations was $125.4 million or $0.44 per share basic and diluted for the nine months ended September 30, 2014, compared with $149.8 million or $0.53 per share basic and diluted in the corresponding period in 2013. For the nine months ended September 30, 2014, decreased oil and natural gas sales, increased G&A expenses and lower foreign exchange gains were only partially offset by lower DD&A and income tax expenses and the absence of other loss.

Loss from discontinued operations, net of income taxes, was $nil, or $0.00 per share basic and diluted, and $27.0 million, or $0.09 per share basic and diluted, for the three and nine months ended September 30, 2014, respectively, compared with $7.2 million, or $0.03 per share basic and diluted, and $11.0 million, or $0.04 per share basic and diluted, in the corresponding periods in 2013, respectively. For the nine months ended September 30, 2014, loss from discontinued operations, net of tax, included loss on disposal of the Argentina business unit of $19.3 million.

Net income for the quarter increased to $44.2 million, or $0.15 per share basic and diluted, compared with net income of $33.1 million, or $0.12 per share basic and diluted, in the comparable period in 2013 and was $35.1 million higher than net income of $9.1 million, or $0.03 per share basic and diluted, in the three months ended June 30, 2014.

Balance Sheet Highlights

Cash and cash equivalents were $360.4 million at September 30, 2014, compared with $428.8 million at December 31, 2013. The decrease in cash and cash equivalents during the nine months ended September 30, 2014, was primarily the result of cash capital expenditures of $250.6 million, cash used in investing activities of discontinued operations of $12.4 million, cash used in operating activities of discontinued operations of $4.8 million, a $116.4 million change in assets and liabilities from operating activities, partially offset by funds flow from continuing operations of $261.0 million, net proceeds from sale of Argentina business unit of $42.8 million, and proceeds from the issuance of shares of common stock of $11.2 million.

Working capital (including cash and cash equivalents) was $329.1 million at September 30, 2014, an $83.3 million increase from December 31, 2013. Gran Tierra Energy remains debt free.

Production Highlights

Production for the third quarter of 2014 averaged 25,340 BOEPD WI or 19,297 BOEPD NAR before adjustment for inventory changes and losses, or 20,641 BOEPD NAR adjusted for inventory changes and losses, compared with 19,676 BOEPD NAR before adjustment for inventory changes and losses and 19,269 BOEPD NAR adjusted for inventory changes and losses in the corresponding period in 2013. Production for the third quarter of 2014 consisted of 19,637 BOEPD NAR in Colombia and 1,004 bopd NAR in Brazil, all adjusted for inventory changes and losses. Production in October 2014 averaged approximately 17,600 BOEPD NAR before adjustment for inventory changes and losses, due to temporary operational shut-ins and approximately two days of oil delivery restrictions in Colombia, and is now back to normal daily production levels averaging between 19,500 BOEPD NAR and 20,500 BOEPD NAR. Approximately 99% of this production is oil, with the balance consisting of natural gas.

During the third quarter of 2014, an oil inventory reduction accounted for 0.1 MMbbl or 1,344 bopd of increased production. During the corresponding period in 2013, an oil inventory increase accounted for 37,434 barrels or 407 bopd of reduced production.
In the three months ended September 30, 2014, we liquidated oil inventory delivered in the prior quarter to a customer with a protracted sales cycle whereby the transfer of ownership does not occur until export. Also, oil inventory in the OTA pipeline and associated Ecopetrol owned facilities, as well as the company's tanks in the Putumayo Basin, decreased as a result of a reduced impact of pipeline disruptions.

Gran Tierra Energy anticipates 2014 production to average between 25,500 BOEPD and 26,000 BOEPD gross WI, or 19,100 BOEPD and 19,600 BOEPD both NAR before adjustments for inventory changes and losses. This includes between 18,200 BOEPD and 18,700 BOEPD both NAR from Colombia, 900 bopd NAR from Brazil and a nominal amount from Peru, where first production is expected to begin in December 2014. Approximately 99% of this production is oil, with the balance consisting of natural gas.

Third Quarter 2014 Operational Highlights

Colombia

Chaza Block, Putumayo Basin (Gran Tierra Energy 100% WI and Operator)

Moqueta Field

Development of the Moqueta field continues with Moqueta-15 put on production on September 24, 2014. To further develop the field, the Moqueta-16 well was drilled to a deeper adjacent fault block outside the existing booked oil reserves area and encountered water. This well is now being sidetracked into the existing booked reserves area and will be used as a producer. The Moqueta-17 well is planned to spud in November 2014 and will be used as a producer. Production from the Moqueta field is expected to average 4,700 BOEPD NAR in 2014, consistent with the original production guidance issued on December 10, 2013.

Costayaco Field

The Costayaco-19i development well was drilled in the third quarter of 2014 and is now being evaluated, while the Costayaco-21 development well was put on production in the quarter. The Costayaco-19i development well will be used initially as a producer, then converted to a water injection well to help maintain reservoir pressure. The Costayaco-25 development well has been moved forward and will be drilled in December 2014. Production from the Costayaco field is expected to average 11,300 BOEPD NAR in 2014.

Colombia Exploration

Gran Tierra Energy is drilling ahead on the Eslabón Sur Deep-1 exploration well on the Chaza Block. This exploration well is targeting the same Cretaceous reservoirs encountered in the Costayaco and Moqueta discoveries. Gran Tierra Energy has deferred the Corunta-1A exploration well on the Chaza Block and may include this well in the 2015 exploration drilling program, while the Cabañas-1 well is deferred to 2015 due to delays in accessing the well site.

Putumayo-31 Block, Putumayo Basin (Gran Tierra Energy 65% WI and Operator, Petroamerica Oil Corp. 35% WI)

During the third quarter of 2014, Gran Tierra Energy was the successful bidder on the Putumayo-31 Block in the Putumayo Basin in Colombia's ANH 2014 Bid Round and the award with operatorship was subsequently approved by the ANH.

Peru

Block 95, Bretaña Field (Gran Tierra Energy 100% WI and Operator)

Rig mobilization for the Bretaña Sur appraisal well has begun and we expect the well to be drilled in December 2014. This well will gather additional reservoir data and is expected to further substantiate oil reserves in the field.

Equipment for the first LTT production from the Bretaña discovery well is being delivered to the location, with commissioning expected in November and first production in December. Production is expected to reach a rate of approximately 2,500 bopd gross. The LTT will provide valuable information on the reservoir to optimize field development.

Brazil

Recôncavo Basin (Gran Tierra Energy 100% WI and Operator)

Gran Tierra Energy continues to evaluate the unconventional resource opportunity in oil saturated tight sands and shales in the Recôncavo Basin.

In the second quarter of 2014, Gran Tierra Energy successfully finalized the dual completion of the 3-GTE-03-BA development well and, in the third quarter of 2014, this well was tested and pressure data recorded from the Agua Grande formation. At 1-GTE-07HPC-BA, we finished swabbing operations to evaluate the Gomo Sand in the Candeias formation and temporarily abandoned pending geological and geophysical assessment. The appraisal plan for Blocks REC-T-129, REC-T-142 and REC-T-155 was approved by the ANP.

2014 Work Program and Capital Expenditure Program

Gran Tierra Energy's planned capital expenditure program for its exploration and production operations in Colombia, Brazil and Peru for 2014 has been reduced to $472 million from $482 million. This includes $248 million for Colombia, $26 million for Brazil, $175 million for Peru, $18 million for Argentina, and $5 million associated with corporate activities. The capital expenditure program allocates $286 million for drilling, $65 million for facilities, pipelines and other, $116 million for geological and geophysical expenditures, and $5 million for corporate activities. Of the $286 million allocated to drilling, approximately 17% is for exploration and the balance is for appraisal and development drilling. The 2014 work program currently contemplates the drilling of 11 gross wells in Colombia and two gross wells in Peru.

The approved 2014 capital expenditure program includes funds for 1,628 km of 2-D and 339 km2 of 3-D seismic acquisition programs in all countries of the company's operations, primarily in preparation for additional exploration and production drilling operations in 2014 and beyond. Gran Tierra Energy expects the 2014 work and capital expenditure program to be funded primarily from cash on hand and cash flows from operations at current production and commodity price levels.

Conference Call Information:

Gran Tierra Energy Inc. will host its third quarter 2014 results conference call on Thursday, November 6, 2014, at 2:00 p.m. Mountain Time.

President and Chief Executive Officer, Dana Coffield, Chief Operating Officer, Duncan Nightingale, and Chief Financial Officer, James Rozon, will discuss Gran Tierra Energy's financial and operating results for the quarter and then take questions from securities analysts and institutional shareholders.

Interested parties may access the conference call by dialing 1 (877) 474-9501 (domestic) or 1 (857) 244-7554 (international), passcode 30925541. The call will also be available via webcast at www.grantierra.com, www.streetevents.com, or www.fulldisclosure.com. The webcast will be available on Gran Tierra Energy's website until the next earnings call. For interested parties unable to participate, an audio replay of the call will be available beginning at 8:00 p.m. Eastern Time on November 6, 2014 until 11:59 p.m. Eastern Time on November 13, 2014. To access the replay dial 1 (888) 286-8010 (domestic) or 1 (617) 801-6888 (international) pass code 15154795.

Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE MKT (GTE) and the Toronto Stock Exchange (GTE), and operating in South America. Gran Tierra Energy holds interests in producing and prospective properties in Colombia, Peru, and Brazil. Gran Tierra Energy has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth. Additional information concerning Gran Tierra Energy is available at www.grantierra.com. Investor inquiries may be directed to info@grantierra.com or (403) 265-3221.

Gran Tierra Energy’s Securities and Exchange Commission filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at http://www.sedar.com.

Forward Looking Statements and Legal Advisories:

This news release contains certain forward-looking information, forward-looking statements and forward-looking financial outlook (collectively, "forward-looking statements") under the meaning of applicable securities laws, including Canadian Securities Administrators' National Instrument 51-102 - Continuous Disclosure Obligations and the United States Private Securities Litigation Reform Act of 1995. The use of the words "expect", "plan", "believe", "anticipate", "will", "potential", "may", "intend", "continue", "contemplate", "targeting" derivations of these words and similar expressions are intended to identify forward-looking statements. In particular, but without limiting the foregoing, forward-looking statements include statements regarding: exploration and production, drilling, testing and commissioning expectations, including without limitation, the timing of operations, the oil-bearing potential of certain reservoirs and expectations with respect to the results of drilling, testing and exploration activities; Gran Tierra Energy's planned capital program and the allocation of capital, including under the caption "2014 Work Program and Capital Expenditure Program"; expected funding of the capital program out of cash flow and cash on hand at current production and commodity price levels; Gran Tierra Energy's production expectations, projections and average production rates including the anticipated product mix of such production; the potential for additional oil and reserves in the Bretaña structure; Gran Tierra Energy's planned operations and the anticipated results of such operations, including as described under the captions "Colombia", "Peru" and "Brazil" in the section "Third Quarter 2014 Operational Highlights"; together with all other statements regarding expected or planned development, testing, drilling, production, expenditures or exploration, or that otherwise reflect expected future results or events.

The forward-looking statements contained in this news release reflect several material factors and expectations and assumptions of Gran Tierra Energy including, without limitation, assumptions relating to log evaluations, that Gran Tierra Energy will continue to conduct its operations in a manner consistent with past operations, the accuracy of testing and production results and seismic data, pricing and cost estimates, production decline rates, commodity price levels, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions and the ability of Gran Tierra Energy to execute its current business and operational plans in the manner currently planned. Gran Tierra Energy believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.

The forward-looking statements contained in this news release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: Gran Tierra Energy's operations are located in South America where unexpected problems can arise due to guerilla activity, labour disruptions, technical difficulties and operational difficulties which may impact its testing and drilling operations, and the production, transportation or sale of its products, including the costs thereof; geographic, political, regulatory and weather conditions can impact testing and drilling operations and the production, transportation or sale of its products; the OTA pipeline may continue to experience disruptions and if further disruptions occur, service at the OTA pipeline may not continue on the time lines or to the capacity expected by or favorable to Gran Tierra Energy; attempts to mitigate the effect of disruptions of the OTA pipeline may not have the impact currently anticipated by Gran Tierra Energy; waterflood and multi-stage fracture stimulation operations may not have the impact, including with respect to reserve recovery improvements, currently anticipated by Gran Tierra Energy; permits and approvals from regulatory and governmental authorities may not be received in the manner or on the time lines expected or at all; and the risk that current global economic and credit market conditions may impact oil prices and oil consumption more than Gran Tierra Energy currently predicts, which could cause Gran Tierra Energy to modify its exploration, drilling and/or construction activities. Although the current capital spending program of Gran Tierra Energy is based upon the current expectations of the management of Gran Tierra Energy, there may be circumstances in which, for unforeseen reasons, a reallocation of funds may be necessary as may be determined at the discretion of Gran Tierra Energy and there can be no assurance as at the date of this press release as to how those funds may be reallocated. Should any one of a number of issues arise, Gran Tierra Energy may find it necessary to alter its current business strategy and/or capital spending program.

Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra Energy are included in risks detailed from time to time in Gran Tierra Energy's Securities and Exchange Commission filings, including, without limitation, under the caption "Risk Factors" in Gran Tierra Energy's Quarterly Report on Form 10-Q filed November 5, 2014. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov and on SEDAR at www.sedar.com.  The forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this press release are made as of the date of this press release and Gran Tierra Energy disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

BOE’s may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.

Contact Information

For investor and media inquiries please contact:
Jason Crumley
Director, Investor Relations
403-265-3221
info@grantierra.com
www.grantierra.com

Basis of Presentation of Financial Results:

Gran Tierra Energy’s financial results are reported in United States dollars and prepared in accordance with generally accepted accounting principles in the United States.

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Operations and Retained Earnings (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
REVENUE AND OTHER INCOME
Oil and natural gas sales	$161,517	$170,825	$460,510	$507,315
Interest income	772	519	2,160	1,190
	162,289	171,344	462,670	508,505
EXPENSES
Operating	33,949	25,069	81,161	81,082
Depletion, depreciation, accretion and impairment	53,936	51,269	140,137	157,323
General and administrative	13,350	11,768	40,145	29,880
Foreign exchange (gain) loss	(12,438)	430	(6,604)	(18,549)
Financial instruments loss (gain)	2,790	—	(2,223)	—
Other loss	—	—	—	4,400
	91,587	88,536	252,616	254,136

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	70,702	82,808	210,054	254,369
Income tax expense	(26,518)	(42,595)	(84,614)	(104,572)
INCOME FROM CONTINUING OPERATIONS	44,184	40,213	125,440	149,797
Loss from discontinued operations, net of income taxes	—	(7,156)	(26,990)	(11,044)
NET INCOME AND COMPREHENSIVE INCOME	44,184	33,057	98,450	138,753
RETAINED EARNINGS, BEGINNING OF PERIOD	465,227	390,369	410,961	284,673
RETAINED EARNINGS, END OF PERIOD	$509,411	$423,426	$509,411	$423,426

INCOME (LOSS) PER SHARE
BASIC
INCOME FROM CONTINUING OPERATIONS	$0.15	$0.15	$0.44	$0.53
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.03)	(0.09)	(0.04)
NET INCOME	$0.15	$0.12	$0.35	$0.49
DILUTED
INCOME FROM CONTINUING OPERATIONS	$0.15	$0.15	$0.44	$0.53
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	(0.03)	(0.09)	(0.04)
NET INCOME	$0.15	$0.12	$0.35	$0.49
WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	285,576,898	283,092,224	284,203,679	282,687,871
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	288,059,601	286,026,519	287,569,347	285,820,007

Gran Tierra Energy Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Thousands of U.S. Dollars, Except Share and Per Share Amounts)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$360,430	$428,800
Restricted cash	508	1,478
Accounts receivable	104,436	49,703
Marketable securities	11,711	—
Other financial instruments	414	—
Inventory	13,866	13,725
Taxes receivable	10,937	9,980
Prepaids	3,439	6,450
Deferred tax assets	1,099	2,256
Total Current Assets	506,840	512,392

Oil and Gas Properties (using the full cost method of accounting)
Proved	768,107	794,069
Unproved	516,657	456,001
Total Oil and Gas Properties	1,284,764	1,250,070
Other capital assets	9,519	10,102
Total Property, Plant and Equipment	1,294,283	1,260,172

Other Long-Term Assets
Restricted cash	2,392	2,300
Deferred tax assets	1,696	1,407
Taxes receivable	9,100	18,535
Other long-term assets	6,554	7,163
Goodwill	102,581	102,581
Total Other Long-Term Assets	122,323	131,986
Total Assets	$1,923,446	$1,904,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$49,178	$72,400
Accrued liabilities	89,882	89,567
Other financial instruments	652	—
Taxes payable	29,168	102,887
Deferred tax liabilities	1,461	1,193
Asset retirement obligation	7,353	518
Total Current Liabilities	177,694	266,565

Long-Term Liabilities
Deferred tax liabilities	168,495	177,082
Asset retirement obligation	19,565	21,455
Other long-term liabilities	12,333	9,540
Total Long-Term Liabilities	200,393	208,077

Shareholders’ Equity
Common Stock (276,018,597 and 272,327,810 shares of Common Stock and 10,221,506 and 10,882,440 exchangeable shares, par value $0.001 per share, issued and outstanding as at September 30, 2014, and December 31, 2013, respectively)	10,190	10,187
Additional paid in capital	1,025,758	1,008,760
Retained earnings	509,411	410,961
Total Shareholders’ Equity	1,545,359	1,429,908
Total Liabilities and Shareholders’ Equity	$1,923,446	$1,904,550

Gran Tierra Energy Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Thousands of U.S. Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Activities
Net income	$44,184	$33,057	$98,450	$138,753
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	—	7,156	26,990	11,044
Depletion, depreciation, accretion and impairment	53,936	51,269	140,137	157,323
Deferred tax expense (recovery)	2,272	(7,779)	1,431	(23,494)
Non-cash stock-based compensation	1,717	1,395	4,341	5,505
Unrealized foreign exchange (gain) loss	(13,818)	1,516	(9,251)	(16,850)
Unrealized financial instruments loss	2,790	—	2,439	—
Equity tax	(1,641)	(1,627)	(3,283)	(3,345)
Cash settlement of asset retirement obligation	(211)	(927)	(211)	(927)
Other loss	—	—	—	4,400
Net change in assets and liabilities from operating activities of continuing operations
Accounts receivable and other long-term assets	6,638	(34,794)	(61,224)	(35,574)
Inventory	7,660	(475)	(1,688)	12,592
Prepaids	923	(1,707)	2,565	(1,090)
Accounts payable and accrued and other liabilities	(10,728)	751	(981)	(8,332)
Taxes receivable and payable	22,222	43,272	(55,084)	80,932
Net cash provided by operating activities of continuing operations	115,944	91,107	144,631	320,937
Net cash provided by (used in) operating activities of discontinued operations	—	9,200	(4,792)	28,150
Net cash provided by operating activities	115,944	100,307	139,839	349,087

Investing Activities
Decrease (increase) in restricted cash	526	(651)	877	(4,936)
Additions to property, plant and equipment	(92,463)	(80,252)	(250,634)	(249,606)
Proceeds from sale of Argentina business unit, net of cash sold and transaction costs	—	—	42,755	—
Proceeds from oil and gas properties	—	54,024	—	55,524
Net cash used in investing activities of continuing operations	(91,937)	(26,879)	(207,002)	(199,018)
Net cash used in investing activities of discontinued operations	—	(2,804)	(12,384)	(13,104)
Net cash used in investing activities	(91,937)	(29,683)	(219,386)	(212,122)

Financing Activities
Proceeds from issuance of shares of Common Stock	4,064	462	11,177	3,475
Net cash provided by financing activities	4,064	462	11,177	3,475

Net increase (decrease) in cash and cash equivalents	28,071	71,086	(68,370)	140,440
Cash and cash equivalents, beginning of period	332,359	281,978	428,800	212,624
Cash and cash equivalents, end of period	$360,430	$353,064	$360,430	$353,064

Cash	$229,018	$296,520	$229,018	$296,520
Term deposits	131,412	56,544	131,412	56,544
Cash and cash equivalents, end of period	$360,430	$353,064	$360,430	$353,064